Exhibit 10.1

AMENDMENT TO RESTRICTED STOCK AGREEMENT

EFFECTIVE DATE:             March 28, 2007

PARTIES:

Christopher & Banks Corporation	(“Corporation”)

Matthew Dillon	(“Employee”)

WHEREAS, the Corporation and Employee are parties to an existing Restricted Stock Agreement dated June 12, 2006 (hereinafter referred to as “Restricted Stock Agreement”); and

WHEREAS, the Corporation and Employee desire to amend the Restricted Stock Agreement in certain respects; and

WHEREAS, the Corporation and the Employee have determined that forfeiture restrictions will not lapse on May 31, 2007 with respect to 15,000 shares and that pursuant to the Restricted Stock Agreement such 15,000 shares shall therefore be added to the 22,500 shares with a lapse date of May 31, 2008, resulting in a total of 37,500 shares with a lapse date of May 31, 2008.

NOW, THEREFORE, the Corporation and Employee agree that as of the Effective Date written above the following amendments shall be made a part of the Restricted Stock Agreement:

1.                                       Section 2(b) of the Restricted Stock Agreement is deleted in its entirety and replaced with the following new Section 2(b):

(b)           Lapse of Forfeiture Restrictions.  The Forfeiture Restrictions identified in subparagraph 2(a) above shall lapse as to the Restricted Shares in accordance with the following schedule, provided that the following conditions have been satisfied as of each lapse date:  (i)  Employee has been continuously employed by the Company from the date of this Agreement through the lapse date applicable to the Restricted Shares (as set forth in the table below), and no notice of resignation shall have been given to the Corporation by Employee preceding or on the date of vesting; (ii) the Operating Income (as defined below) for the fiscal year completed in the February prior to the lapse date must be greater than the Operating Income in the prior fiscal year; and (iii) the Operating Income for the fiscal year completed in the February prior to the lapse date is equal to or greater than the Operating Income set forth in the budget for such fiscal year approved by the Board of Directors before or shortly after the beginning of such fiscal year (the “Budgeted Operating Income”).  For purposes of this Agreement, Operating Income shall mean income before interest and taxes determined in accordance with generally accepted accounting principles but prior to accruing expense for any award hereunder and excluding the impact (whether positive or negative) thereon of any change in accounting standards or extraordinary item.  In addition to the foregoing, the restrictions shall lapse for the following portion of the shares eligible to lapse at any lapse date if each of conditions (i) and (ii) above is satisfied, and regarding condition (iii), the Operating Income for the fiscal year ending in the February prior to the lapse date is at least 95% of the Budgeted Operating Income.  At 95% of Budgeted Operating Income the restrictions shall lapse with respect to 50% of the eligible shares and restrictions shall lapse with respect to an additional ..10% of the eligible shares for each basis point over 95%, such that restrictions shall lapse with respect to 100% of the eligible shares at 100% of the Budgeted Operating Income.  The schedule is as follows:

Lapse Date	Total Restricted Shares to which Forfeiture Restrictions Lapse*
May 31, 2008	37,500
May 31, 2009	22,500
May 31, 2010	35,000
May 31, 2011	35,000
May 31, 2012	35,000
May 31, 2013	35,000

*  In the event the Forfeiture Restrictions do not lapse on any lapse date, the Restricted Shares subject to the lapse of restriction on such dates will be forever forfeited.

Notwithstanding the foregoing, the Forfeiture Restrictions shall lapse as to all of the Restricted Shares on the earlier of (i) the occurrence of a Corporate Change (as such term is defined in the Plan), or (ii) the date Employee’s employment with the Company is terminated by reason of death or normal retirement on or after age sixty-five.  In the event Employee’s employment is terminated for any other reason, including retirement prior to age sixty-five with the approval of the Company or employing subsidiary, the Committee which administers the Plan (the “Committee”) or its delegate, as appropriate, may, in the Committee’s or such delegate’s sole discretion, approve the lapse of Forfeiture Restrictions as to any or all Restricted Shares still subject to such restrictions, such lapse to be effective on the date of such approval or Employee’s termination date, if later.

2.             This Amendment shall be attached to and be a part of the Restricted Stock Agreement between Christopher & Banks Corporation and Matthew Dillon.  Except as set forth herein, the Restricted Stock Agreement shall remain in full force without modification.

In consideration of the mutual covenants contained herein, the parties have executed this Amendment effective as of the date and year above written.

CHRISTOPHER & BANKS CORPORATION		MATTHEW DILLON

	/s/ Larry C. Barenbaum	/s/ Matthew Dillon
By:	Larry C. Barenbaum	Matthew Dillon
Its:	Chairman